Exhibit 2(a)(4)
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST
Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:
1.	Name of Statutory Trust: DeGreen Global Managers Fund

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:
Name of Trust to be changed to:
DeGreen Emerging Market Managers Fund
[set forth amendment(s)]
3.	(Please complete with either upon filing or it may be a future effective date that is within 90 days of the file date) This Certificate of Amendments shall be effective upon filing.

IN WITNESS WHEREOF, The undersigned have executed this Certificate on the 11th day of September, 2008 A.D.

By:	/s/ Keith P. DeGreen Trustee

Name:	Keith P. DeGreen
Type of Print
Witness:
[ILLEGIBLE] 11/September/2008